                                                                      EXHIBIT 12

                              PIERCE LEAHY CORP.
                RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                            REGISTRATION STATEMENT


                                                    Year ended December 31,                        Six months ended June 30,
                                  ------------------------------------------------------------  -------------------------------
                                                                                     Pro forma                        Pro forma
                                     1993      1994      1995     1996      1997       1997       1997      1998        1998
                                   --------  --------  --------  -------   -------   ---------  -------  ---------    ---------
EARNINGS:
Income (loss) before income
 taxes and extraordinary items     $ 2,972   $ 1,200   $ 5,347   $ 2,523   $(1,737)   $(12,368) $   (39)   $(4,529)    $(6,121)
Plus: Fixed Charges                  9,850    11,303    14,321    22,894    36,179      49,504   18,395     23,638      26,248
                                   --------  -------   --------  --------  --------   --------- --------   --------    --------
      Adjusted Earnings            $12,822   $12,503   $19,668   $25,417   $34,442    $ 37,136  $18,356    $19,109     $20,127
                                   --------  -------   --------  --------  --------   --------- --------   --------    --------

FIXED CHARGES:
Interest Expense                   $ 6,160   $ 7,216   $ 9,622   $17,225   $29,262    $ 42,587  $14,855    $18,683     $21,293
Rent Expense                         3,690     4,087     4,699     5,669     6,917       6,917    3,540      4,955       4,955
                                   --------  -------   --------  --------  --------   --------- --------   --------    --------
      Total                        $ 9,850   $11,303   $14,321   $22,894   $36,179    $ 49,504  $18,395    $23,638     $26,248
                                   --------  -------   --------  --------  --------   --------- --------   --------    --------
EARNINGS TO FIXED CHARGE RATIO        1.30x     1.11x     1.37x     1.11x(1)(1,737) (1)(12,368)  (1)(39) (1)(4,529)  (1)(6,121)
                                   ========  =======   ========  ========  ========    ========  =======   ========    ========


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(1) Earnings were inadequate to cover fixed changes by the amount indicated.